Exhibit 10.1
SEVENTH AMENDMENT
to the
Dover Corporation Deferred Compensation Plan
(As Amended and Restated as of January 1, 2009)
WHEREAS, Dover Corporation (the “Corporation”) has heretofore adopted the Dover Corporation Deferred Compensation Plan, as amended and restated as of January 1, 2009 (the “Plan”); and
WHEREAS, in connection with the spin off of Apergy Corporation and its subsidiaries to the shareholders of the Corporation, it is necessary to amend the Plan to facilitate certain actions contemplated under that certain Employee Matters Agreement dated May 9, 2018, between the Corporation and Apergy Corporation.
NOW, THEREFORE, by virtue and in exercise of the power granted to the Dover Corporation Benefits Committee (the "Benefits Committee") under Article 10.1 of the Plan, the Plan is hereby amended, effective as of the date below written, in the following particulars:
1.    By re-designating the existing Appendix to the Plan as "Appendix 1."
2.    By substituting the phase "Appendix 1" for the word "Appendix" where it appears in Section 6.9 of the Plan.
3.    By adding the following new Appendix 2 to the Plan as a part thereof:

"APPENDIX 2
A.1.1    For purposes of this Appendix 2, the following terms shall have the meanings set forth below. Terms not otherwise defined in this Appendix 2 shall have the meaning given such terms under the Plan.
a.    'Affected Employee' means those employees of Apergy Corporation, and its subsidiaries who, as of the Effective Time, are actively employed or on a leave of absence approved by Apergy Corporation or its subsidiaries and who as of such date have a Deferred Compensation Account and/or Supplemental Accrued Benefit under the Plan.
b.    'Effective Time' has the meaning given such term under the Separation and Distribution Agreement between the Company and Apergy Corporation dated May 9, 2018.
A.1.2    As of the Effective Time, the liability for the value of the Deferred Compensation Accounts (determined as of the Effective Time) of each Affected Employee shall be assumed by Apergy Corporation or one of its subsidiaries and shall be administered in accordance with the Apergy Executive Deferred Compensation Plan and shall cease to be a liability of the Company.
A.1.3    Effective as of May 1, 2018, (i) the accrued Supplemental Accrued Benefit, if any, of each Affected Employee shall be converted to an actuarially equivalent lump sum amount using the assumptions for determining actuarially equivalent lump sums in the SI-Dover Corporation Pension Program of the Dover Corporation Pension Plan as in effect as of immediately prior to the Effective Time, and (ii) following the conversion described in (i), the lump sum value shall be reduced by the amounts necessary to pay the employee portion of any Federal Insurance Contributions Act ('FICA') taxes payable with respect to the lump sum amount and any federal, state or local income taxes that become payable by an Affected Employee as a result of the reduction for FICA taxes as permitted under Treasury Regulation Section 1.409A-3(j)(4)(vii) using tax rate and other assumptions as determined by the Company.
A.1.4    As of the Effective Time, the liability for the value of the lump sum Supplemental Accrued Benefit amount of each Affected Employee, as determined in accordance with Section A.1.3 of this Appendix 2, shall be assumed by Apergy

Corporation or one of its subsidiaries, and shall be administered in accordance with the Apergy Executive Deferred Compensation Plan and shall cease to be a liability of the Company."
IN WITNESS WHEREOF, the Benefits Committee has caused this amendment to be executed by its duly authorized member, this 8th day of May, 2018.
The Benefits Committee

By: /s/ Jay L. Kloosterboer